Exhibit 4.35.6

Additional Agreement No. 6

To the Contract on Network Connection between

OAO Rostelecom and OJSC CenterTelecom as amended by Agreement No. 6480/05-DO dated January 01, 2006

Moscow	Dated: «25» August, 2006 .

Rostelecom, Open Joint-Stock Company for Long-Distance and International Telecommunications, hereinafter, “Rostelecom”, represented by OAO Rostelecom General Director Dmitry Yevgenievich Yerokhin, authorized to act by the Charter, on the one part, and CenterTelecom, Open Joint-Stock Company, hereinafter referred to as the “Operator”, represented by OJSC CenterTelecom General Director S.V. Pridantsev, authorized to act by Charter, on the other part hereinafter collectively referred to as the “Parties”, and severally, as “Party”, have entered into this Additional Agreement (hereinafter, “the Agreement”) on the incorporation of the below-listed amendments to the Contract on Network Connection (hereinafter, “the Contract”), as follows:

1.               Clause 4.7. of the Contract shall be amended as follows: The entire relationship of the Parties hereunder shall be subject to the confidentiality terms and conditions as set forth in the Confidentiality Agreement No. 64-06-30 entered into by the Parties on                           2006.

Any exchange of information between the Parties hereunder shall be in a manner which shall allow for it to be kept in confidence in accordance with the Confidentiality Agreement Provisions.

2.               This Agreement is an integral part of the Contract.

3.               All terms used in this Agreement have a meaning, fixed for them in the Contract.

4.               All the rest, not indicated in this Agreement, is subject to the provisions of the Contract.

5.               The agreement is issued in the Russian language in two original counterparts, one for  each Party.

6.               This Agreement comes into effect on the date of its execution. The Parties hereby establish that terms and conditions of the Agreement entered into thereby shall apply to their relations arisen from the date of the Contract on Network Connection as amended by Agreement No. 6480/05-DO dated January 01, 2006.

7.               Signatures of the Parties:

For Rostelecom:	For Operator:

General Director OAO Rostelecom	General Director OJSC CenterTelecom:

D.Ye. Yerokhin	S.V. Pridantsev

Seal here	Seal here